 Exhibit 99.1

Grey Healthcare Group Acquires Minority Interest in OptimizeRx in the US

New York, NY, September 30, 2015 – WPP’s wholly-owned operating company Grey Healthcare Group (“GHG”), a leading healthcare communications services company, has acquired a minority interest in OptimizeRx Corporation (OTCQB: OPRX), a software company whose premier content-delivery platform enables pharmaceutical companies to provide on-demand patient-care services, including e-prescribing financial support (eRx) on the electronic health records (EHR) at the point of care.

The healthcare industry’s focus on improving health outcomes is dramatically impacting the way physicians work, as well as how pharmaceutical companies support them. Increasingly, healthcare providers are relying on EHRs for information and workflow management. Research shows healthcare providers are spending an average of 2.8 hours per day on managing their EHR[1].

“This shift to electronic workflow provides an opportunity for new on-demand tools to help physicians better serve their patients and meet the challenges of practicing medicine today,” said Lynn O’Connor Vos, chief executive officer of ghg. These can include identifying the most cost-effective medication or passing along coupon savings to the patient at the time of prescription. These actions increase the chance that patients will fill their prescriptions, take their medication and improve their health outcomes.

ghg and OptimizeRx will build an online medium that helps manufacturers and other healthcare companies offer services at the point of care, where it can be most helpful and valuable to the patient. The partnership will co-develop new platforms to deliver vital information and education to both physicians and their patients, and help expand the EHR network.

“Together ghg and OptimizeRx will drive the kind of big, bold ideas that will transform healthcare into a customer-service business. By connecting the fragmented EHR environment, we will deliver streamlined information to physicians and measurably improves the patient experience. Our partnership will provide innovative solutions to increase adherence to prescriptions – the major obstacle to achieving improved health outcomes,” said Vos.

OptimizeRx currently has a network of 350+ partner EHRs, reaching over 300,000 healthcare providers with customized prescription vouchers, co-pay savings and other support programs tailored to the specific physician and patient. With 85% of physicians now e-prescribing, and 80% of office-based physicians using EHR systems, reliance on EHRs continues to rise, driven by incentives built into the Affordable Care Act and specified by meaningful-use criteria.

1 Source: Manhattan Research, Taking the Pulse® U.S. 2014.

“OptimizeRx and our EHR partners are excited to further develop technologies that automate information doctors have deemed valuable when treating their patients. ghg offers the ideal partnership to develop and deliver ‘better access to better healthcare,’ which is our mission.” said David A. Harrell, Chairman and CEO, OptimizeRx.

About Grey Healthcare Group

ghg (grey healthcare group) is a global healthcare communications company capable of driving every aspect of healthcare communication. Headquartered in New York, with offices in North America, Europe, and Asia, ghg works with leading companies to build world-class healthcare and pharmaceutical brands among medical professionals and consumers, with a unique storytelling approach that covers print, digital and television broadcast media, medical education, sales force presentations and managed access strategies. ghg is a wholly-owned member of WPP, a global provider of advertising, branding and marketing.

About OptimizeRx Corp.

OptimizeRx Corp. provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand patient awareness, access and adherence to their medications. OPRX is based in Rochester, MI.. For more information, please go to www.optimizerxcorp.com or www.samplemd.com.